Exhibit 99
NEWS RELEASE
October 30, 2019

Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Director, Investor Relations & Strategic Planning	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS THIRD QUARTER 2019 EARNINGS

3Q 2019 Net Income of $22.9 Million
Solid Loan Growth and Strong Capital Position

HONOLULU - American Savings Bank, F.S.B. (American), a wholly owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE: HE) today reported net income for the third quarter of 2019 of $22.9 million compared to $17.0 million in the second, or linked, quarter of 2019 and $21.2 million in the third quarter of 2018. Key measures of profitability remained healthy, with return on average equity of 13.7% and return on assets of 1.29%.
“Our results and earnings growth reflect good performance in a volatile market environment.  We continued to deliver strong loan growth with steady net interest margins despite the continued challenges of the lower interest rate environment,” said Richard Wacker, president and chief executive officer. “In October, we completed the sale of our former headquarters, achieving another important milestone from the transition to our new campus,” said Wacker.
Financial Highlights
Net interest income was $62.1 million in the third quarter of 2019 compared to $61.5 million in the linked quarter and $61.1 million in the third quarter of 2018. The increase in net interest income compared to the linked quarter was primarily due to lower amortization of premiums in the investment securities portfolio as well as higher loan volume. The increase in net interest income compared to the prior year quarter was primarily due to higher loan volumes and yields. Net interest margin for the third quarter of 2019 was 3.82%, equivalent to net interest margin in the linked quarter and slightly above the prior year quarter’s 3.81%. Year to date, net interest margin was 3.87%.
The provision for loan losses was $3.3 million in the third quarter of 2019 compared to $7.7 million in the linked quarter and $6.0 million in the third quarter of 2018. The lower provision versus the linked quarter was due to the release of reserves from the payoff of a nonperforming commercial credit and the partial charge-off of a commercial credit that had contributed to elevated provision in the linked quarter. The decrease in provision versus the prior year quarter was primarily due to higher provision in the third quarter of 2018 resulting from increased reserves for the consumer and credit scored loan portfolios.
The net charge-off ratio was 0.69% in the third quarter of 2019 compared to 0.29% in the linked quarter and 0.40% in the prior year quarter. The higher net charge-off ratio in the third quarter of 2019 reflects a partial charge-off of the above mentioned commercial credit that impacted provision in the first half of 2019. Nonaccrual loans as a percent of total loans receivable held for investment was 0.63% compared to 0.79% in the linked quarter and 0.59% in the prior year quarter.
Noninterest income was $16.3 million in the third quarter of 2019 compared to $15.5 million in the linked quarter and $15.3 million in the third quarter of 2018. The increase in noninterest income compared to the linked and prior year quarters was primarily due to increases in mortgage banking income, as stronger residential loan production bolstered by the declining interest rate environment resulted in an increase in loan sales. American also recognized a gain on sale of securities during the quarter.
Noninterest expense was $45.9 million in the third quarter of 2019 compared to $48.0 million in the linked quarter and $43.6 million in the third quarter of 2018. The improvement in noninterest expense over the linked quarter was partially driven by an assessment credit received for the insurance premium charged by the Federal Deposit Insurance Corporation. As was the case in the first and second quarters of 2019, noninterest expense for the quarter also included depreciation and occupancy costs related to the new campus building while still including the costs of properties being vacated. In October 2019, American sold one of the properties it vacated with the move to the new campus building. The gain on sale will be recognized in the fourth quarter.
Total loans were $5.1 billion as of September 30, 2019, up $240.0 million or 6.6% annualized from December 31, 2018, driven mainly by increases in the home equity lines of credit, commercial, and commercial real estate portfolios.
Total deposits were $6.2 billion at September 30, 2019, an increase of $37.4 million or 0.8% annualized from December 31, 2018. Low-cost core deposits were $5.4 billion as of September 30, 2019.
Overall, American’s return on average equity was 13.7% in the third quarter of 2019 compared to 10.5% in the second quarter of 2019 and 13.8% in the prior year quarter. Return on average assets was 1.29% in the third quarter of 2019 compared to 0.96% in the linked quarter and 1.22% in the third quarter of last year. American paid dividends of $14.0 million to HEI during the quarter while maintaining healthy capital levels—leverage ratio of 8.8% and total capital ratio of 14.0% at September 30, 2019.

HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2019 EPS GUIDANCE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its third quarter 2019 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the third quarter of 2019.
HEI plans to announce its third quarter 2019 consolidated financial results on Friday, November 1, 2019 and will also conduct a webcast and conference call at 10:15 a.m. Hawaii time (4:15 p.m. Eastern time) that same day to discuss its consolidated earnings, including American’s earnings, and 2019 EPS guidance.
Interested parties within the United States may listen to the conference by calling (844) 834-0652 and international parties may listen to the conference by calling (412) 317-5198 or by accessing the webcast on HEI’s website at www.hei.com under the “Investor Relations” section, sub-heading “News and Events.”  HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section.
Accordingly, investors should routinely monitor the Investor Relations section of HEI’s website at www.hei.com in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.
An on-line replay of the November 1, 2019 webcast will be available on HEI’s website beginning about two hours after the event.  Audio replays of the conference call will also be available approximately two hours after the event through November 15, 2019 by dialing (877) 344-7529 or (412) 317-0088 and entering passcode: 10134898.
HEI supplies power to approximately 95% of Hawaii’s population through its electric utilities, Hawaiian Electric, Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited; provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions; and helps advance Hawaii’s clean energy and sustainability goals through investments by its non-regulated subsidiary, Pacific Current, LLC.

FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2018 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Nine months ended September 30
(in thousands)	September 30, 2019	June 30, 2019	September 30, 2018	2019	2018
Interest and dividend income
Interest and fees on loans	$59,260	$58,620	$55,885	$175,740	$163,318
Interest and dividends on investment securities	7,599	7,535	9,300	25,762	27,130
Total interest and dividend income	66,859	66,155	65,185	201,502	190,448
Interest expense
Interest on deposit liabilities	4,384	4,287	3,635	12,923	9,876
Interest on other borrowings	422	411	404	1,361	1,293
Total interest expense	4,806	4,698	4,039	14,284	11,169
Net interest income	62,053	61,457	61,146	187,218	179,279
Provision for loan losses	3,315	7,688	6,033	17,873	12,337
Net interest income after provision for loan losses	58,738	53,769	55,113	169,345	166,942
Noninterest income
Fees from other financial services	5,085	4,798	4,543	14,445	13,941
Fee income on deposit liabilities	5,320	5,004	5,454	15,402	15,781
Fee income on other financial products	1,706	1,830	1,746	5,129	5,075
Bank-owned life insurance	1,660	2,390	2,663	6,309	4,667
Mortgage banking income	1,490	976	169	3,080	1,399
Gains on sale of investment securities, net	653	—	—	653	—
Other income, net	428	534	736	1,420	1,708
Total noninterest income	16,342	15,532	15,311	46,438	42,571
Noninterest expense
Compensation and employee benefits	25,364	25,750	23,952	76,626	72,047
Occupancy	5,694	5,479	4,363	15,843	12,837
Data processing	3,763	3,852	3,583	11,353	10,587
Services	2,829	2,606	2,485	7,861	8,560
Equipment	2,163	2,189	1,783	6,416	5,385
Office supplies, printing and postage	1,297	1,663	1,556	4,320	4,554
Marketing	1,142	1,323	993	3,455	2,723
FDIC insurance	(5)	628	638	1,249	2,078
Other expense	3,676	4,519	4,240	12,049	12,897
Total noninterest expense	45,923	48,009	43,593	139,172	131,668
Income before income taxes	29,157	21,292	26,831	76,611	77,845
Income taxes	6,269	4,276	5,610	15,868	17,103
Net income	$22,888	$17,016	$21,221	$60,743	$60,742
Comprehensive income	$26,697	$31,291	$16,480	$85,079	$39,944
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	1.29	0.96	1.22	1.14	1.18
Return on average equity	13.75	10.46	13.80	12.44	13.32
Return on average tangible common equity	15.68	11.97	15.93	14.23	15.40
Net interest margin	3.82	3.82	3.81	3.87	3.78
Efficiency ratio	58.58	62.36	57.02	59.56	59.35
Net charge-offs to average loans outstanding	0.69	0.29	0.40	0.46	0.33
As of period end
Nonaccrual loans to loans receivable held for investment	0.63	0.79	0.59
Allowance for loan losses to loans outstanding	1.04	1.17	1.14
Tangible common equity to tangible assets	8.4	8.2	7.7
Tier-1 leverage ratio	8.8	8.7	8.6
Total capital ratio	14.0	14.0	13.8
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$14.0	$15.0	$14.0	$47.0	$36.0

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	September 30, 2019		December 31, 2018
Assets
Cash and due from banks		$135,813		$122,059
Interest-bearing deposits		1,315		4,225
Investment securities
Available-for-sale, at fair value		1,210,748		1,388,533
Held-to-maturity, at amortized cost		132,704		141,875
Stock in Federal Home Loan Bank, at cost		9,953		9,958
Loans held for investment		5,084,336		4,843,021
Allowance for loan losses		(53,040)		(52,119)
Net loans		5,031,296		4,790,902
Loans held for sale, at lower of cost or fair value		17,115		1,805
Other		514,116		486,347
Goodwill		82,190		82,190
Total assets		$7,135,250		$7,027,894
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$1,885,028		$1,800,727
Deposit liabilities–interest-bearing		4,311,195		4,358,125
Other borrowings		129,190		110,040
Other		135,606		124,613
Total liabilities		6,461,019		6,393,505
Common stock		1		1
Additional paid-in capital		348,933		347,170
Retained earnings		339,029		325,286
Accumulated other comprehensive loss, net of tax benefits
Net unrealized gains (losses) on securities	$2,945		$(24,423)
Retirement benefit plans	(16,677)	(13,732)	(13,645)	(38,068)
Total shareholder’s equity		674,231		634,389
Total liabilities and shareholder’s equity		$7,135,250		$7,027,894

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.